 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 19, 1997

                                                     REGISTRATION NO. 333-32493
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                        WESLEY JESSEN VISIONCARE, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

               DELAWARE                              36-4023739
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)
                                                        3851

        333 EAST HOWARD AVENUE              (PRIMARY STANDARD INDUSTRIAL
   DES PLAINES, ILLINOIS 60018-5903          CLASSIFICATION CODE NUMBER)
            (847) 294-3000
   (ADDRESS, INCLUDING ZIP CODE, AND
TELEPHONE NUMBER, INCLUDING AREA CODE,
  OF REGISTRANT'S PRINCIPAL EXECUTIVE
               OFFICES)

                                ---------------

                                 KEVIN J. RYAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        WESLEY JESSEN VISIONCARE, INC.
                            333 EAST HOWARD AVENUE
                       DES PLAINES, ILLINOIS 60018-5903
                                (847) 294-3000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
   COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT FOR
                          SERVICE, SHOULD BE SENT TO:
         DENNIS M. MYERS, ESQ.                  DAVID B. WALEK, ESQ.
           KIRKLAND & ELLIS                         ROPES & GRAY
        200 EAST RANDOLPH DRIVE                ONE INTERNATIONAL PLACE
        CHICAGO, ILLINOIS 60601              BOSTON, MASSACHUSETTS 02110
            (312) 861-2000                         (617) 951-7000

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following is a statement of estimated expenses, to be paid solely by the Company, of the issuance and distribution of the securities being registered:

   Securities and Exchange Commission registration fee................ $ 35,462
   NASD filing fee....................................................   12,203
   Nasdaq National Market listing fee.................................   10,000
   Blue Sky fees and expenses (including attorneys' fees and
    expenses).........................................................   10,000
   Printing expenses..................................................  100,000
   Accounting fees and expenses.......................................  125,000
   Legal fees and expenses............................................  100,000
   Miscellaneous expenses.............................................    7,335
                                                                       --------
     Total............................................................ $400,000
                                                                       ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

  The Company's Certificate of Incorporation and By-laws provide for the indemnification of Directors and officers of the Company to the fullest extent permitted by Section 145.

  In that regard, the By-laws provide that the Company shall indemnify any person whom it has the power to indemnify by Section 145 from or against any and all of the expenses, liabilities or other matters referred to or covered in Section 145, and such indemnification is not exclusive of other rights to which such person shall be entitled under any By-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity for or in behalf of the Company and/or any subsidiary of the Company and as to action in another capacity while holding such office and shall continue as to such person who has ceased to be a director, officer, employee, or agent of the Company and/or subsidiary of the Company and shall inure to the benefit of the heirs, executors, and administrators of such person.

  The Company expects to enter into indemnification agreements with each of its executive officers and Directors prior to the completion of the Offering.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  Since its incorporation on May 11, 1995, the Company has issued the following securities without registration under the Securities Act of 1933 (the "Securities Act"):

    (1) In connection with the Wesley Jessen Acquisition, the Company issued on June 28, 1995 an aggregate of 415,000 shares of Class L Common Stock for an aggregate purchase price of approximately $7,224,000.40 and 3,735,000 shares of Common Stock for an aggregate purchase price of approximately $301,003.65 to Bain Capital Fund IV, L.P., Bain Capital Fund IV-B, L.P., BCIP Associates, BCIP Trust Associates, L.P., Randolph Street Partners and Robert A. Sandler.

    (2) Effective as of June 28, 1995, the Company issued to certain members of management an aggregate of 11,534 shares of Class L Common Stock and 103,818 shares of Common Stock. The purchase price of the Class L Common Stock and Common Stock was $17.40723 and $0.08059 per share, respectively.

    (3) Effective as of July 11, 1995, the Company issued to a member of management 2,500 shares of Class L Common Stock and 22,500 shares of Common Stock. The purchase price of the Class L Common Stock and Common Stock was $17.40723 and $0.08059 per share, respectively.

    (4) Effective as of December 11, 1995, January 1, 1996, March 1, 1996 and June 28, 1996, the Company issued to certain newly-hired members of management 143, 214, 216 and 286 shares of Class L Common Stock, respectively, and 1,286, 1,928, 1,932 and 2,572 shares of Common Stock, respectively. In each case, the purchase price of the Class L Common Stock and the Common Stock was $17.40723 and $0.08059 per share, respectively.

    (5) On July 17, 1996, the Company issued to a member of management 107 shares of Class L Common Stock and 964 shares of Common Stock. The purchase price of the Class L Common Stock and Common Stock was $17.40723 and $0.08059 per share, respectively.

    (6) On October 2, 1996, the Company issued a subordinated seller's note in the aggregate principal amount of $5 million to Pilkington plc as part of the consideration for the Barnes-Hind Acquisition.

  The sales and issuances of securities listed above in paragraphs (1) and (6) were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof, as transactions not involving a public offering. The sales and issuances of securities listed above in paragraphs (2), (3), (4) and
(5) were deemed to be exempt from registration under the Securities Act by virtue of Section 3(b) thereof and Rule 701 promulgated thereunder. All of the information set forth in this Item 15 does not give effect to the Reclassification and Stock Split (each as defined in the Prospectus which forms a part of this Registration Statement).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (A) EXHIBITS.

   NUMBER                                 DESCRIPTION
   ------                                 -----------
       1.1     Form of Underwriting Agreement.+
     **2.1     Purchase and Sale Agreement, dated as of May 5, 1995, between
                Schering Corporation and WJ Acquisition Corp.+
     **2.2     Agreement for Purchase and Sale, dated as of July 5, 1996, between the Company and Pilkington plc.+
    ***3.1(i)  Amended and Restated Certificate of Incorporation.
    ***3.1(ii) Amended and Restated By-laws.
     **4.1     Certificate representing shares of Common Stock, $0.01 par value per share.
     **4.2     Stockholders Agreement, dated October 22, 1996, among the
                Company and the stockholders named therein.
     **4.3     Amended and Restated Registration Agreement, dated as of October
                22, 1996, between the Company and the stockholders named
                therein.
    ***4.4     Credit Agreement, dated February 19, 1997, among Wesley Jessen
                VisionCare, Inc., Wesley-Jessen Corporation, various lending institutions, and Bankers Trust Company, as Agent.+
    ***4.5     Security Agreement, dated as of February 19, 1997, among Wesley
                Jessen VisionCare, Inc., Wesley-Jessen Corporation, certain other subsidiaries of Wesley Jessen VisionCare, Inc. and
                Bankers Trust Company, as Collateral Agent.+
    ***4.6     Pledge Agreement, dated as of February 19, 1997, by Wesley
                Jessen VisionCare, Inc., Wesley-Jessen Corporation and certain other subsidiaries of Wesley Jessen VisionCare, Inc. in favor of Bankers Trust Company, as Collateral Trustee and Agent.+
    ***4.7     Subsidiary Guaranty, dated as of February 19, 1997, made by each subsidiary of Wesley Jessen Corporation named therein and
                Bankers Trust Company, as Agent.
     **4.8     Subordinated seller's note, dated as of October 2, 1996, by
                Wesley Jessen Corporation in favor of Pilkington plc.
   ****5.1     Opinion and consent of Kirkland & Ellis.
   ***10.1     Wesley Jessen VisionCare, Inc. 1997 Stock Incentive Plan.
   ***10.2     Wesley Jessen VisionCare, Inc. Non-Employee Director Stock
                Option Plan.
    **10.3     Amended and Restated Advisory Agreement, dated as of October 2,
                1996, between Wesley Jessen Corporation and Bain Capital, Inc.
    **10.4     Stock Purchase Agreement, dated as of June 28, 1995, among
                Wesley-Jessen Holding, Inc. and the various purchasers named therein.
    **10.5     Agreement, dated as of December 21, 1992, between Wesley Jessen
                Corporation and Tech Medical Inc., regarding casting cups, as amended.
    **10.6     Employment Agreement, dated June 28, 1995, between the Company and Kevin J. Ryan.
    **10.7     Employment Agreement, dated June 28, 1995, between the Company and Edward J. Kelley.
    **10.8     Wesley-Jessen Holding, Inc. 1995 Stock Purchase and Option Plan.
    **10.9     Wesley-Jessen Holding, Inc. 1996 Stock Option Plan.

    NUMBER                               DESCRIPTION
    ------                               -----------
     **10.10 Management Agreement, effective as of June 28, 1995 and dated as of April 5, 1996, by and between the Company and Kevin J. Ryan
              (with an attached schedule setting forth the terms of other Named
              Executives).
    ***10.11 Indemnification Agreement, dated as of March 4, 1997 and effective as of February 12, 1997, between Kevin J. Ryan and the Company with an attached schedule listing the other officers and
              directors who entered into such an agreement.
     **10.12 Lease agreements relating to the Company's Southampton, United
              Kingdom manufacturing facility.
     **10.13 Lease agreements relating to the Company's San Diego, California manufacturing facility.
     **10.14 Wesley Jessen Corporation Professional Incentive Program (1996).
    ***10.15 Wesley Jessen VisionCare, Inc. Employee Stock Discount Purchase
              Plan.
    ***10.16 Asset Purchase Agreement, dated as of January 24, 1997, by and among Wesley-Jessen Corporation, PBH, Inc. and The Cooper
              Companies, Inc.+
   ****10.17 Unsecured promissory note, dated as of May 7, 1997, by Kevin J.
              Ryan in favor of Wesley Jessen Corporation.
   ****11.1  Earnings Per Share.
     **21.1  Subsidiaries of the Company.
   ****23.1  Consent of Price Waterhouse LLP.
   ****23.2  Consent of Coopers & Lybrand L.L.P.
   ****23.3  Consent of Kirkland & Ellis (included in Exhibit 5.1).
   ****24.1  Powers of Attorney (included in signature page).

  --------
     * To be filed by amendment.
    ** Incorporated by reference to applicable exhibit to Registrant's
       Registration Statement on Form S-1, File No. 333-17353, dated February 10, 1997.
   *** Incorporated by reference to applicable exhibit to Registrant's
       Quarterly Report on Form 10-Q, File No. 0-22033, dated May 13, 1997. **** Previously filed.
   + The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by Commission.

  (B) FINANCIAL STATEMENT SCHEDULES.

  Financial statement schedules included in this Registration Statement:

  Schedule II--Valuation and qualifying accounts for the periods from January 1, 1994 through December 31, 1996.

  All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes to provide to the underwriter at closing specified in the underwriting agreement certificates in such denominations and registered in such names as requested by the underwriter to permit prompt delivery to each purchaser.

  The undersigned registrant hereby undertakes:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, STATE OF ILLINOIS, ON AUGUST 19, 1997.

                                          Wesley Jessen VisionCare, Inc.

                                                             *
                                          By: _________________________________
                                                       KEVIN J. RYAN
                                               PRESIDENT AND CHIEF EXECUTIVE
                                                          OFFICER

                                    * * * *

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT AND POWER OF ATTORNEY HAVE BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

              SIGNATURE                         TITLE                DATE

                  *                     Chairman of the
-------------------------------------    Board                 August 19, 1997
         STEPHEN G. PAGLIUCA

                  *                     President and
-------------------------------------    Director (principal   August 19, 1997
            KEVIN J. RYAN                executive officer)

                  *                     Chief Financial
-------------------------------------    Officer, Treasurer    August 19, 1997
          EDWARD J. KELLEY               and Director
                                         (principal
                                         financial officer)

                  *                     Vice President--
-------------------------------------    Controller            August 19, 1997
          RONALD J. ARTALE               (principal
                                         accounting officer)

                  *                     Director
-------------------------------------                          August 19, 1997
           ADAM W. KIRSCH

                  *                     Director
-------------------------------------                          August 19, 1997
            JOHN W. MAKI

              SIGNATURE                         TITLE                DATE

                  *                     Director
-------------------------------------                          August 19, 1997
          JOHN J. O'MALLEY

The undersigned, by signing his name hereto, does sign and execute this Amendment No. 2 pursuant to the Power of Attorney executed by the above named officer and directors of the Registrant and previously filed with the Securities and Exchange Commission on behalf of such officers and directors.

      /s/ Edward J. Kelley              Attorney-in-Fact
-------------------------------------
          EDWARD J. KELLEY

                                 EXHIBIT INDEX

 NUMBER                              DESCRIPTION                           PAGE
 ------                              -----------                           ----
     1.1     Form of Underwriting Agreement.+
   **2.1     Purchase and Sale Agreement, dated as of May 5, 1995,
              between Schering Corporation and WJ Acquisition Corp.+
   **2.2     Agreement for Purchase and Sale, dated as of July 5, 1996, between the Company and Pilkington plc.+
  ***3.1(i)  Amended and Restated Certificate of Incorporation.
  ***3.1(ii) Amended and Restated By-laws.
   **4.1     Certificate representing shares of Common Stock, $0.01 par value per share.
   **4.2     Stockholders Agreement, dated October 22, 1996, among the
              Company and the stockholders named therein.
   **4.3     Amended and Restated Registration Agreement, dated as of
              October 22, 1996, between the Company and the stockholders named therein.
  ***4.4     Credit Agreement, dated February 19, 1997, among Wesley
              Jessen VisionCare, Inc., Wesley-Jessen Corporation,
              various lending institutions, and Bankers Trust Company,
              as Agent.+
  ***4.5     Security Agreement, dated as of February 19, 1997, among
              Wesley Jessen VisionCare, Inc., Wesley-Jessen Corporation,
              certain other subsidiaries of Wesley Jessen VisionCare,
              Inc. and Bankers Trust Company, as Collateral Agent.+
  ***4.6     Pledge Agreement, dated as of February 19, 1997, by Wesley
              Jessen VisionCare, Inc., Wesley-Jessen Corporation and
              certain other subsidiaries of Wesley Jessen VisionCare,
              Inc. in favor of Bankers Trust Company, as Collateral
              Trustee and Agent.+
  ***4.7     Subsidiary Guaranty, dated as of February 19, 1997, made by each subsidiary of Wesley Jessen Corporation named therein and Bankers Trust Company, as Agent.
   **4.8     Subordinated seller's note, dated as of October 2, 1996, by
              Wesley Jessen Corporation in favor of Pilkington plc.
 ****5.1     Opinion and consent of Kirkland & Ellis.
 ***10.1     Wesley Jessen VisionCare, Inc. 1997 Stock Incentive Plan.
 ***10.2     Wesley Jessen VisionCare, Inc. Non-Employee Director Stock
              Option Plan.
  **10.3     Amended and Restated Advisory Agreement, dated as of
              October 2, 1996, between Wesley Jessen Corporation and
              Bain Capital, Inc.
  **10.4     Stock Purchase Agreement, dated as of June 28, 1995, among
              Wesley-Jessen Holding, Inc. and the various purchasers
              named therein.
  **10.5     Agreement, dated as of December 21, 1992, between Wesley
              Jessen Corporation and Tech Medical Inc., regarding
              casting cups, as amended.
  **10.6     Employment Agreement, dated June 28, 1995, between the
              Company and Kevin J. Ryan.
  **10.7     Employment Agreement, dated June 28, 1995, between the
              Company and Edward J. Kelley.
  **10.8     Wesley-Jessen Holding, Inc. 1995 Stock Purchase and Option
              Plan.
  **10.9     Wesley-Jessen Holding, Inc. 1996 Stock Option Plan.

  NUMBER                            DESCRIPTION                            PAGE
  ------                            -----------                            ----
   **10.10 Management Agreement, effective as of June 28, 1995 and dated as of April 5, 1996, by and between the Company and Kevin J.
            Ryan (with an attached schedule setting forth the terms of other Named Executives).
  ***10.11 Indemnification Agreement, dated as of March 4, 1997 and effective as of February 12, 1997, between Kevin J. Ryan and the Company with an attached schedule listing the other
            officers and directors who entered into such an agreement.
   **10.12 Lease agreements relating to the Company's Southampton,
            United Kingdom manufacturing facility.
   **10.13 Lease agreements relating to the Company's San Diego,
            California manufacturing facility.
   **10.14 Wesley Jessen Corporation Professional Incentive Program
            (1996).
  ***10.15 Wesley Jessen VisionCare, Inc. Employee Stock Discount
            Purchase Plan.
  ***10.16 Asset Purchase Agreement, dated as of January 24, 1997, by and among Wesley-Jessen Corporation, PBH, Inc. and The
            Cooper Companies, Inc.+
 ****10.17 Unsecured promissory note, dated as of May 7, 1997, by Kevin
            J. Ryan in favor of Wesley Jessen Corporation.
 ****11.1  Earnings Per Share.
   **21.1  Subsidiaries of the Company.
 ****23.1  Consent of Price Waterhouse LLP.
 ****23.2  Consent of Coopers & Lybrand L.L.P.
 ****23.3  Consent of Kirkland & Ellis (included in Exhibit 5. 1).
 ****24.1  Powers of Attorney (included in signature page).

--------
   * To be filed by amendment.
  ** Incorporated by reference to applicable exhibit to Registrant's
     Registration Statement on Form S-1, File No. 0-22033, dated February 10, 1997.
 *** Incorporated by reference to applicable exhibit to Registrant's Quarterly
     Report on Form 10-Q, File No. 0-22033, dated May 13, 1997.
**** Previously filed.
 + The Company agrees to furnish supplementally to the Commission a copy of any omitted schedule or exhibit to such agreement upon request by Commission.